Exhibit 3.4

EXECUTION

LIMITED PARTNERSHIP AGREEMENT

OF

GENZYME THERAPEUTIC PRODUCTS LIMITED PARTNERSHIP

DATED as of JULY 1, 2006

THE PARTNERSHIP INTERESTS EVIDENCED BY THIS AGREEMENT OF LIMITED PARTNERSHIP HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT AS PROVIDED HEREIN.

LIMITED PARTNERSHIP AGREEMENT

THIS LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) is entered into as of July 1, 2006 by and between Genzyme Therapeutic Products Corporation (“GTPC”), a Massachusetts corporation, and Genzyme Corporation, a Massachusetts corporation (collectively, the “Partners”).

W I T N E S S E T H

WHEREAS, the Partners have formed a limited partnership validly existing in The Commonwealth of Massachusetts on December 23, 2005,

WHEREAS, the Partners desire to set forth in this Agreement the terms, covenants and conditions that shall govern such limited partnership,

NOW, THEREFORE, in consideration of the Partners’ mutual agreements set forth herein, the Partners hereby agree as follows.

ARTICLE I

FORMATION OF LIMITED PARTNERSHIP

Section 1.1. Formation and Term.

(a)           The Partners hereby set forth the purposes and scope herein of the limited partnership (the “Partnership”) formed under the laws of The Commonwealth of Massachusetts.

(b)           The term of the Partnership commenced on December 23, 2005 and shall continue until December 31, 2036, unless terminated at an earlier date in accordance with Article VII hereof.

Section 1.2.           Purposes and Scope.

(a)           The business of the Partnership and its purpose are directly or indirectly: (i) to conduct the business currently conducted by Genzyme Corporation’s Therapeutics and Manufacturing & Development business unit related to the manufacturing and development of therapeutic products, Cerezyme, Fabrazyme and Thyrogen; (ii) to engage in any lawful acts or activities which are necessary or appropriate in connection therewith or incidental to any of the foregoing; (iii) to make and perform all contracts and engage in any and all activities and transactions related thereto; and (iv) to engage in any activities in which a Massachusetts limited partnership may lawfully engage.

(b)           Without limiting the generality of the foregoing, the Partnership shall be authorized to incur indebtedness and to guarantee the debts and obligations of others, including without limitation, the debts and obligations of any Partner or of any Affiliate of any Partner.

Section 1.3.           Name.  The name of the Partnership shall be, and the business and affairs of the Partnership shall be conducted under the name of, Genzyme Therapeutic Products Limited Partnership.

Section 1.4.           Scope of Partners’Authority.  Except as otherwise expressly provided in this Agreement, none of the Partners shall have any authority to act for, or to assume any obligation or responsibility on behalf of, any other Partner.

Section 1.5.           Nature of Partnership Interest.  The interests of all of the Partners in the Partnership are personal property and shall not, under any circumstances, be considered real property.

Section 1.6.           Registered Office and Agent in Massachusetts.  The address of the Partnership’s initial registered office in The Commonwealth of Massachusetts is 101 Federal Street, Boston, Massachusetts 02110.  The name of its initial registered agent at that address is CT Corporation System.  The General Partner at any time and from time to time may designate a different address as the Partnership’s registered office in The Commonwealth of Massachusetts and may designate a different registered agent at such office.  The Partnership may from time to time have such other place or places of business within or without The Commonwealth of Massachusetts as may be designated by the General Partner.

Section 1.7.           Non-Partnership Activities.   Nothing in this Agreement shall be deemed to restrict in any manner whatsoever the right of any Partner, individually or in conjunction with any other person or entity, to conduct any business, or activity other than the business and activity of the Partnership without any accountability to the Partnership or any Partner, even if such non-Partnership business or activity competes with the business and activity of the Partnership. Except as otherwise provided herein, neither the Partnership nor the other Partners (in their capacities as such) shall have any rights in, or to, non-Partnership investments or non- Partnership activities of a Partner, or the income or profits derived therefrom.  In conducting business activities or acquiring business interests, whether different from or similar to those of the Partnership, the Partners and their Affiliates shall be under no duty or obligation to make business opportunities available to the Partnership.

Section 1.8.           Definitions.   For purposes of this Agreement, the following terms shall have the meanings ascribed to them in this Section 1.8:

(a)           “Act” shall mean the Massachusetts Uniform Partnership Act, as amended from time to time.

(b)           “Affiliate” shall mean, when used with reference to a specified Person, (i) any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the specified Person; (ii) any Person that is an officer or director of, partner in, or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, director, partner or trustee, or with respect to which the specified Person serves in a similar capacity; or (iii) any Person that is a member of the immediate family of the specified Person or the immediate family of any Person specified in clause (i) or (ii) of this sentence.

(c)           “Agreement” shall mean this Limited Partnership Agreement, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

(d)           “Capital Contributions” shall mean the total value (as determined in the sole discretion of the General Partner) of the assets transferred to the Partnership pursuant to the Contribution Agreement or any future contribution agreements by all the Partners or any one Partner (or the predecessor holders of the Interests of such Partner or Partners), as the context requires.

(e)           “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(f)            “Contribution Agreement” shall mean the Contribution Agreement among Genzyme Corporation, GTPC, and Genzyme Therapeutic Products Limited Partnership dated as of July 1, 2006.

(g)           “General Partner” shall mean GTPC or any Person admitted or substituted as the General Partner of the Partnership as provided herein, in such Person’s capacity as, and while such Person shall be, the General Partner of the Partnership.

(h)           “GTPC” shall mean Genzyme Therapeutic Products Corporation

(i)            “Interest” shall mean as to any Partner, the entire ownership interest of such Partner in the Partnership at the relevant time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement.

(j)            “Limited Partner” shall mean Genzyme Corporation or any Person admitted or substituted as the Limited Partner of the Partnership as provided herein, in such Person’s capacity as, and while such Person shall be, the Limited Partner of the Partnership

(k)          “Partner” shall mean any Person, including, without limitation, the General Partner, designated as a partner in Schedule A attached hereto or any Person admitted as a Partner of the Partnership as provided herein or any Person substituted for a Partner as provided herein, in such Person’s capacity as, and while such Person shall be, a Partner of the Partnership.

(l)            “Partnership” shall mean the limited partnership hereby established, as such limited partnership may from time to time be constituted.

(m)          “Percentage Interest” shall mean, as to any Partner, the percentage set forth opposite such Partner’s name in Schedule A as such percentage may be modified from time to time under the provisions hereof.

(n)           “Person” shall mean any individual, partnership, corporation, trust or other-entity.

ARTICLE II

CAPITAL CONTRIBUTIONS, PROFITS AND LOSSES

Section 2.1.           Capital Contributions Each Partner has made a contribution to the Partnership capital on the date hereof in the respective value of the assets transferred to the Partnership pursuant to the Contribution Agreement.

Section 2.2.           Calls for Additional Capital.  Whenever it is determined by the General Partner that the capital of the Partnership is or is likely to become insufficient for the conduct of its business, the General Partner may call for additional contributions to capital sufficient to conduct such business, shared among the Partners in proportion to their respective Percentage Interest at the time.

Section 2.3.           Voluntary Contributions.  No Partner may make any contributions of capital to the Partnership except as provided in this Agreement.

Section 2.4.           Withdrawal of Capital; Interest.  No Partner may withdraw capital from the Partnership without the consent of the other Partners, except as provided herein.  No Partner shall be entitled to interest on such Partner’s Capital Contribution or on such Partner’s capital account balance.

Section 2.5.           Loans.  No Partner shall lend or advance money to or for the Partnership’s benefit without the approval of the General Partner. If any Partner, with the requisite approval of the General Partner, lends any money to the Partnership, the loan shall be a debt of the Partnership to that Partner and shall bear interest at the rate agreed upon by that Partner and the General Partner. Such loan shall not be regarded as an increase of the lending Partner’s capital account and shall not entitle the lending Partner to any increased share of the Partnership’s profit or loss or distributions.

Section 2.6.           Ownership of Partnership.  The Partnership shall be owned by the Partners in accordance with their Percentage Interests.

Section 2.7.           Capital Accounts.  A capital account shall be established and maintained by the Partnership for each Partner. The capital account for each Partner shall be (i) credited with the Capital Contributions of such Partner to the Partnership, (ii) debited with the amount of cash and the fair market value of property other than cash (net of liabilities assumed by such Partner or to which the property is subject) distributed to such Partner by the Partnership, (iii) credited or debited with taxable profit or loss, respectively, allocated to such Partner for this purpose, all items of income, gain, loss or deduction, whether or not required to be separately stated for income tax purposes, shall be included in taxable profit or loss), and (iv) adjusted and maintained in all events in accordance with applicable Treasury regulations under Section 704(b) of the Code.

Section 2.8.           Allocations and Compliance with Section 704.  The Partners intend that all allocations of profit and loss, all contributions and distributions, and shares in capital accounts shall be in proportion to their respective Percentage Interests. To the extent allocations of profits and loss, contributions and distributions, and capital accounts are not so maintained, the Partners agree that the provisions of this Agreement shall be applied to comply with the requirements for maintenance of capital accounts in accordance with Treasury Regulations under Section 704 of the Code and that all allocations of profit and loss and all distributions and contributions be made in a manner to comply with such Regulations and further agree that the provisions of this Agreement be deemed to be amended to the extent necessary to comply with such Regulations.

Section 2.9.           Tax Status and Elections.  An election pursuant to Treasury Regulation Section 301.7701-3 has been filed on behalf of the Partnership to cause the Partnership to be classified as an association and thus a corporation under Treasury Regulation Section 301.7701-2(b)(2) for federal income tax purposes. References to sections contained in Subchapter K of the Code in sections otherwise applicable to entities classified as partnerships for federal tax purposes are applicable to the Partnership for purposes of the tax treatment of the Partnership in those tax jurisdictions where the partnership is classified as a partnership for income tax purposes.

ARTICLE III

DISTRIBUTIONS TO PARTNERS

Section 3.1.           Cash Distributions.  At the discretion of the General Partner, any cash received by the Partnership in excess of its reasonable working capital needs, as determined by the General Partner, may be distributed to the Partners in proportion to their respective Percentage Interests.

Section 3.2.           Distributions in Kind.  At the discretion of the General Partner, Partnership assets other than cash may be distributed in kind to the Partners in proportion to their capital accounts; provided (a) such assets are distributed by reference to their then fair market value as agreed by the Partners, (b) the capital accounts of the Partners are adjusted for profit or loss that would have been allocated to the Partners under Section 2.8 had such assets been sold, and (c) the capital accounts of the Partners are otherwise adjusted in accordance with applicable Treasury regulations.

Section 3.3.           Obligation to Repay.  No Partner shall be obligated at any time to repay or restore to the Partnership all or any part of the distributions to such Partner from the Partnership, except as is specifically provided in this Article III and in Sections 2.7 and 2.8.

Section 3.4.           Insolvency.  No distribution shall be made which would render the Partnership insolvent.

ARTICLE IV

BOOKS, RECORDS, ACCOUNTING AND BANK ACCOUNTS

Section 4.1.           Books and Records The General Partner shall keep just and true books of account with respect to the operations of the Partnership. Such books shall reflect that the partnership interests have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and that the interests may not be sold or transferred without registration under the Securities Act or exemption therefrom or without compliance with Section 6.1 of this

Agreement. Such books shall be maintained at the principal place of business of the Partnership, and all Partners, and their duly authorized representatives, shall at all reasonable times have access to such books as well as any information required to be made available to the Partners under the Act.

Section 4.2.           Accounting Basis and Fiscal Year.  The Partnership’s books shall be kept on the accrual method of accounting, or on such other method of accounting as the General Partner may from time to time determine, and shall be closed and balanced at the end of each Partnership year.  The same method of accounting shall be used for both Partnership accounting and tax purposes. The fiscal year of the Partnership shall end on the last day of the calendar year, or such other fiscal year as the General Partner may from time to time determine.

Section 4.3.           Reports.  The General Partner shall cause to be prepared and sent to all Partners such information as may be needed to enable the Partners to file their federal income tax returns and any required state income tax returns. The cost of all such reporting shall be paid by the Partnership as a Partnership expense. Any Partner may, at any time, at its own expense, cause an audit of the Partnership books to be made by a certified public accountant of its own selection. All expenses incurred by such accountant shall be borne by such Partner.

Section 4.4.           Bank Accounts.  The General Partner shall be responsible for causing one or more accounts to be maintained in a bank (or banks) or reputable securities brokerage firm, which accounts shall be used for the payment of the expenditures incurred by the General Partner in connection with the business of the Partnership, and in which shall be deposited any and all cash receipts. All deposits and funds not needed for the operations of the Partnership may be invested in such investments, including securities, as the General Partner may determine. All such amounts shall be and remain the property of the Partnership, and shall be received, held and disbursed by the General Partner for the purposes specified in this Agreement. There shall not be deposited in any of said accounts any funds other than funds belonging to the Partnership, and no other funds shall in any way be commingled with such funds.

ARTICLE V

MANAGEMENT OF PARTNERSHIP

Section 5.1.           General Partner.  Except as otherwise provided by this Agreement, the General Partner shall have full, exclusive and complete power and authority to manage and control the business and affairs of the Partnership with all powers set forth in Section 1.2, and all other powers necessary, advisable or convenient to carry out and implement any and all of the purposes and objectives of the Partnership.

Section 5.2.           Limited Partners.  The Limited Partners shall not hold themselves out as general partners and shall have no right or authority to bind the Partnership.  Except as explicitly provided in the Act, no Limited Partner shall be liable for any debt, liability or other obligation of the Partnership.

Section 5.3.           Meetings.  Meetings of Partners may be called by any Partner at any time by oral, telegraphic, telex or written notice delivered to all other Partners prior to such meeting.

Such notice shall specify the time, date and place of the meeting. All Partners present or represented at such meeting shall be deemed to have waived their right to, and their objections to the sufficiency of, the prior notice thereof. Any meeting of the Partners may be held in person or by conference telephone call. The failure of any Partner to attend or be represented at any meeting of Partners shall not be construed as the approval by such Partner of, or the waiver of such Partner’s right to approve, any actions of, or decisions with respect to, the Partnership taken or discussed at such meeting which require the approval of the Partners. Any action required or permitted to be taken at any meeting of the Partners may be taken without a meeting if all Partners consent to the action in writing signed by each Partner.

Section 5.4.           Handling Funds.  All Partnership funds shall be deposited in the Partnership’s name and shall be subject to withdrawal only upon the signatures of such Person or Persons as shall be designated by the General Partner.

Section 5.5.           Limitations.  Notwithstanding any other provision of this Agreement to the contrary, no Partner may (a) do any act which would make it impossible to carry on the ordinary business of the Partnership; (b) confess a judgment against the Partnership; (c) possess Partnership property or assign the rights of the Partnership in specific property for other than a Partnership purpose; (d) admit a Person as a Partner in the Partnership except as permitted by this Agreement; (e) borrow money or other property from the Partnership or from any Person controlled by the Partnership; or (f) cause the merger or consolidation of the Partnership with or into any other Person.

Section 5.6.           Indemnification.

(a)           Notwithstanding any other provision of this Agreement to the contrary, no Partner shall be liable, responsible or accountable in damages or otherwise to the Partnership or any other Partner for any loss or damage incurred by reason of any act or omission performed or omitted either on behalf of the Partnership or in furtherance of the interests of the Partnership, provided that such Partner acted without gross negligence or willful misconduct. The Partnership shall indemnify and hold harmless each Partner, each Affiliate of any Partner and each director, officer, employee and agent of any Partner who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit, claim or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action by or in the right of the Partnership), by reason of any acts or omissions or alleged acts or omissions arising out of its activities as a Partner or as an Affiliate thereof or Person related thereto, if such activities were performed either on behalf of the Partnership or in furtherance of the interests of the Partnership, against all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees, judgments, fines and amounts paid in settlement for which it has not otherwise been reimbursed) incurred by it in connection with such action, suit, claim or proceeding, provided it acted without gross negligence and willful misconduct.

(b)           The Partnership may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by an indemnified party in connection with any proceeding or threatened proceeding for which such indemnified party would be or may be entitled to indemnification under Section 5.6(a), provided such indemnified party delivers to the Partnership a written undertaking to repay any funds advanced if such indemnified party is not entitled to indemnification under Section 5.6(a).

Section 5.7.           Reliance by Third Parties.  All third parties dealing with the Partnership shall be entitled to rely conclusively upon the power and authority of the General Partner to act on behalf of the Partnership.

Section 5.8.           Reimbursement of Expenses.  The Partnership shall pay from its own funds all operating expenses of the Partnership. The Partnership may, at the discretion of the General Partner, rent office space from the General Partner at such rent as may be determined by the General Partner. A Partner shall be reimbursed for all expenditures incurred on behalf of the Partnership within such Partner’s authority under this Agreement, it being understood that all salaries and other overhead incurred by the General Partner in connection with the performance of its duties hereunder shall be reimbursed by the Partnership as Partnership expenses.

ARTICLE VI

TRANSFER RESTRICTION ADDITIONAL PARTNERS

Section 6.1.           Transfer Restriction.  No Partner may sell, transfer, assign, pledge, or otherwise dispose of all or any part of its interest in the Partnership other than with the consent of the General Partner.

Section 6.2.           Additional Partners.  An additional Partner may be admitted to the Partnership (other than a General Partner and other than by reason of substitution) only upon approval of, and only upon such terms and conditions (including, without limitation, such terms and conditions relating to a vesting schedule, if any, for the new Partner’s Interest) agreed by, the General Partner, and the General Partner shall have the right to amend this Agreement to conform to such admission.

ARTICLE VII

DISSOLUTION AND TERMINATION

Section 7.1.           Events of Dissolution

(a) The Partnership shall be dissolved:

(i) on a date designated in writing by the General Partner;

(ii) upon the withdrawal or resignation of any Partner;

(iii) upon the sale or other disposition of all of the Partnership’s assets;

(iv)  upon the death, insanity, bankruptcy or expulsion of any Partner; or

(v) in any event, at 12:00 midnight on the last day of the Partnership term, as determined in accordance with Section 1.1(b).

(b)           Notwithstanding the occurrence of an event specified in Section 7.1(a)(ii), the

Partnership shall not be dissolved and its business and affairs shall not be discontinued, and the Partnership shall remain in existence as a limited partnership under the laws of The Commonwealth of Massachusetts, if all remaining Partners, if any, elect within 90 days after such occurrence to continue the Partnership and the Partnership business.

(c)           Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until the assets of the Partnership shall have been distributed as provided herein notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership, as aforesaid, the business of the Partnership and the affairs of the Partners, as such, shall continue to be governed by this Agreement. The General Partner or, if there be none, a liquidator appointed by all of the Partners, shall liquidate the assets of the Partnership and apply and distribute the proceeds thereof as contemplated by this Agreement.

Section 7.2.           Distributions Upon Liquidation.

(a)           After payment of liabilities owing to creditors, the General Partner or liquidator shall set up such reserves as it deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership. Said reserves may be paid over by such General Partner or liquidator to a bank, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as such General Partner or liquidator may deem advisable, such reserves shall be distributed to the Partners or their assigns in the manner set forth in paragraph 7.2(b) below.

(b)           After paying such liabilities and providing for such reserves, the General Partner or liquidator shall cause the remaining net assets of the Partnership to be distributed to all Partners in proportion to their Percentage Interests. In the event that any part of such net assets consists of notes or accounts receivable or other noncash assets, the General Partner or liquidator may take whatever steps it deems appropriate to convert such assets into cash or into any other form which would facilitate the distribution thereof. If any assets of the Partnership are to be distributed in kind, such assets shall be distributed on the basis of their fair market value net of any liabilities.

ARTICLE VIII

GENERAL

Section 8.1.           Amendments.  This Agreement may be amended at any time and from time to time, but any amendment must be in writing and signed by all Partners; provided, however, that amendments admitting additional Partners and other amendments reflecting actions taken by less than all Partners in accordance with the provisions of this Agreement shall be effective if in writing and signed by the Partners taking such actions.

Section 8.2.           Notices.  Unless otherwise specified, any notice to any of the Partners required or permitted under this Agreement shall be in writing addressed to such party at the address set forth under its name on Schedule A hereto or such other address as may hereafter be designated in writing by the addressee to the Partnership and shall be deemed to have been duly given (a) when delivered in person or duly sent by fax showing confirmation of receipt, (b) three

(3) days after being duly sent by first class mail postage prepaid, or (c) two days after being duly sent by DHL, Federal Express or other recognized express courier service. Notices to the Partnership shall be similarly given, and addressed to it at its principal place of business.

Section 8.3.           Binding Effect.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective legal representatives, successors and permitted assigns. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any Person other than a party hereto, including, without limitation, any creditor of the Partnership.

Section 8.4.           Severability.  If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 8.5.           Entire Agreement, Waivers.  This Agreement shall constitute the entire partnership agreement of the Partnership, and supersedes all prior agreements and arrangements written or oral, between or among any of the parties hereto concerning the subject matter hereof. No waiver of any right hereunder shall be construed as a waiver of the same or any other right at any other time, and no waiver of any provision of this Agreement shall be effective unless contained in a written instrument signed by the party to be charged.

Section 8.6.           Captions.  Captions contained in this Agreement are inserted as a matter of convenience only and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 8.7.           Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of The Commonwealth of Massachusetts, without giving effect to its principles regarding conflicts of law.

Section 8.8.           Counterparts.  The parties may execute this Agreement in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one Agreement.

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IN WITNESS WHEREOF, the Partners have executed and delivered this Limited Partnership Agreement as of the date first above written.

Genzyme Therapeutic Products Corporation,
as General Partner

By:	/s/ Peter Wirth
Name:	Peter Wirth
Title:	Secretary and Director

Genzyme Corporation,
as Limited Partner

By:	/s/ Michael S. Wyzga
Name:	Michael S. Wyzga
Title:	Executive Vice President, Finance and
Chief Financial Officer

Signature Page to Partnership Agreement

SCHEDULE A

Partners, Capital Contributions, Percentage Interest

		Initial
Partner	Address	Percentage Interest

Genzyme Therapeutics	500 Kendall Street	1%
Products Corporation –	Cambridge, MA 02142
General Partner

Genzyme Corporation –	500 Kendall Street	99%
Limited Partner	Cambridge, MA 02142

A-1